Equinix Investor Relations Contacts:        Equinix Media Contacts:
invest@equinix.com                    press@equinix.com

FOR IMMEDIATE RELEASE

EQUINIX REPORTS SECOND-QUARTER 2025 RESULTS
Strong Financial Performance and Customer Momentum Demonstrate Company Strategy and Execution Are Capturing the Market Opportunities

•Deepened customer engagement, with 4,100 deals closed across more than 3,300 customers and $345 million in annualized gross bookings
•Added 6,200 net interconnections in the quarter, reaching over 492,000 in total and maintaining leadership in enabling cloud and AI ecosystem connectivity
•Drove significant operating leverage in the quarter, demonstrating continued value for shareholders
REDWOOD CITY, Calif. - July 30, 2025 - Equinix, Inc. (Nasdaq: EQIX), the world’s digital infrastructure company®, today reported results for the quarter ended June 30, 2025.
“We had a strong first half of 2025, achieving robust bookings and strong financial results— further indication that our strategy is meeting the opportunity,” said Adaire Fox-Martin, CEO and President, Equinix. “Looking ahead to the next six months, we are confident in Equinix’s trajectory and the strength of our distinct and resilient market position. We believe we continue to stand apart with a powerful combination of differentiators: Our diverse and carrier-neutral ecosystems, rich interconnection capability, and unparalleled global presence in key metros position us exceptionally well to deliver continued value to our customers, growth to our business, and returns for our shareholders.”

Second-Quarter 2025 Results Summary
•Revenues
◦$2.256 billion, a 4% increase over the same quarter of the previous year on an as-reported basis, or a 5% increase on a normalized and constant currency basis
•Operating Income
◦$494 million, an operating margin of 22%, a 13% increase over the same quarter of the previous year, primarily from strong underlying operating performance
•Net Income Attributable to Common Stockholders and Net Income per Share Attributable to Common Stockholders
◦$368 million, a 22% increase over the same quarter of the previous year, primarily from higher income from operations
◦$3.75 per share, a 19% increase over the same quarter of the previous year
•Adjusted EBITDA
◦$1.129 billion, an adjusted EBITDA margin of 50%, a 9% increase over the same quarter of the previous year on an as-reported basis, or an 8% increase on a normalized and constant currency basis, and above the top end of our guidance range from strong operating performance
•AFFO and AFFO per Share
◦$972 million, an 11% increase over the same quarter of the previous year on both an as-reported and a normalized and constant currency basis from strong operating performance
◦$9.91 per share, a 7% increase over the same quarter of the previous year on both an as-reported and a normalized and constant currency basis
2025 Annual Guidance Summary
Raising guidance across all key financial metrics:
•Revenues
◦Raise of $58 million to $9.233 - $9.333 billion, a 6 - 7% as-reported increase over the previous year, or 7 - 8% on a normalized and constant currency basis
•Adjusted EBITDA
◦Raise of $46 million to $4.517 - $4.597 billion, an adjusted EBITDA margin of 49%
•AFFO and AFFO per Share
◦Raise of $28 million to $3.703 - $3.783 billion, a 10 - 13% as-reported increase over the previous year, or 10 - 12% on a normalized and constant currency basis
◦Raise of $0.31 to $37.67 - $38.48 per share, an 8 - 10% as-reported increase over the previous year, or 7 - 10% on a normalized and constant currency basis

GAAP and Non-GAAP Disclosure
Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements.
Equinix is not reasonably able to provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant.
All per-share results are presented on a fully diluted basis.

Business Highlights
•Equinix continues to build for the future to meet the growing demand from enterprises and service providers. The company currently has 59 major projects underway in 34 metros across 25 countries, including 12 xScale® projects.
◦Equinix added nine new projects since last quarter across Bangkok, Chennai, Chicago, Dallas, Jakarta, Kuala Lumpur, London, Montreal and Silicon Valley markets.
◦More than 70% of the company’s announced retail expansion spend is allocated to major metros, and more than 90% of its development is on owned land or owned buildings with long-term ground leases.
◦In June, Equinix completed its acquisition of three data centers in Manila, Philippines, bringing rich ecosystems of network and cloud providers, as well as enterprises, together in support of the development of Southeast Asia’s digital economy.
•Ongoing demand for AI, hybrid and multi-cloud, and networking infrastructure is fueling the company’s success in securing high-value opportunities across its entire product set.
◦Hyundai Motor Group is deploying its dedicated private-cloud platform within Equinix data centers globally to sustain the momentum of its growing connected-car ecosystem and enhance customer experience for more than 10 million subscribers worldwide.
◦EssilorLuxottica, a global leader in advanced vision care products, eyewear and med-tech solutions, chose Equinix to enhance operational efficiency and support seamless global expansion with high-performance connectivity.
◦Groq continues to expand its global data center network with Equinix, establishing its first European data center footprint in Helsinki, Finland. Equinix Fabric® customers can deploy inference workloads to GroqCloud, and new customers across the U.S. and EMEA will be able to access inference capacity through Equinix Fabric and its public, private or sovereign infrastructure.
◦Lyceum, a German GPU as a Service provider, recently added a liquid-cooled AI deployment in EMEA to enable the company to bring automated cloud experiences to its customers.

◦Schneider Electric chose Equinix to support its efforts to lower the overall carbon footprint of its digital infrastructure as it builds out a multi-cloud solution leveraging Equinix Fabric.
◦Zetaris is collaborating with Equinix to accelerate agentic AI innovation across industries worldwide. By hosting its Modern Lakehouse for AI platform in Equinix International Business Exchange™ (IBX®) data centers and leveraging Equinix Fabric, Zetaris enables organizations to deploy powerful AI agents with speed, security, and scalability.
•Equinix's leading global interconnection franchise continues to outperform the competition. The company now has more than 492,000 total interconnections, adding 6,200 interconnections in the second quarter of 2025, driven by cloud and AI expansion activities. Interconnection revenues crossed $400 million for the first time, an as-reported increase of 9% year over year, or 8% on a normalized and constant currency basis.
◦Equinix Fabric outperformed, with provisioned capacity now over 100 terabits. In Q2, Equinix saw a diversification of use cases with solid pull-through from its Fabric Cloud Router and Network Edge products.
•Adding to its team of industry-leading executives, Equinix made the following appointments to strengthen its global leadership team.
◦Shane Paladin joined the company as Executive Vice President and Chief Customer and Revenue Officer. In this role, Paladin leads Equinix’s entire customer experience and overall go-to-market strategy, including Sales, Marketing, Customer Care and Experience, and Revenue Operations.
◦Equinix veteran Arquelle Shaw was appointed President, Americas, responsible for the management, strategy and growth of Equinix in the Americas region.

Business Outlook
2025 Guidance
(in millions, except per share data)

	Prior FY 2025 Guidance	Guidance Adjustment	Foreign Exchange Impact	Revised FY 2025 Guidance	Q3 2025 Guidance
Revenues	$9,175 - 9,275	+$5	+$53	$9,233 - 9,333	$2,314 - 2,334
Adjusted EBITDA Adjusted EBITDA Margin %	$4,471 - 4,551 ~49%	+$21	+$25	$4,517 - 4,597 ~49%	$1,139 - 1,159 49 - 50%
AFFO	$3,675 - 3,755	+$17	+$11	$3,703 - 3,783
AFFO per Share (Diluted)	$37.36 - 38.17	+$0.20	+$0.11	$37.67 - 38.48
Non-recurring Capital Expenditures (includes xScale)	$3,168 - 3,398	+$449	+$28	$3,520 - 4,000
Recurring Capital Expenditures % of revenues	$258 - 278 ~3%	+$11	+$3	$272 - 292 ~3%	$70 - 90 3 - 4%
Expected Cash Dividends	~$1,836	-	-	~$1,836
For the third quarter of 2025, the company expects revenues to range between $2.314 and $2.334 billion, an increase of 3% at the midpoint over the previous quarter on an as-reported basis or 2% on a normalized and constant currency basis. This guidance includes a $27 million foreign currency benefit when compared to the average FX rates in Q2 2025. Adjusted EBITDA is expected to range between $1.139 and $1.159 billion. This guidance includes a $14 million foreign currency benefit when compared to the average FX rates in Q2 2025. Recurring capital expenditures are expected to range between $70 and $90 million.
For the full year of 2025, total revenues are expected to range between $9.233 and $9.333 billion, an as-reported increase of approximately 6 - 7% over the previous year, or a normalized and constant currency increase of approximately 7 - 8%. This $58 million increase from previously issued guidance is due to a $53 million foreign currency benefit when compared to the prior guidance rates and a $5 million impact from our TIM acquisition. Adjusted EBITDA is expected to range between $4.517 and $4.597 billion, reflecting an adjusted EBITDA margin of 49%, an approximate 230 basis-point expansion over the previous year. This $46 million increase from previously issued guidance is mainly due to better-than-expected Q2 operating performance and foreign currency benefit when compared to prior guidance. AFFO is expected to range between $3.703 and $3.783 billion, an increase of 10 - 13% over the previous year on an as-reported basis or 10 - 12% on a normalized and constant currency basis. This $28 million increase from previously issued guidance is mainly due to better-than-expected Q2 operating performance and foreign currency benefit when compared to prior guidance rates. AFFO per share is expected to range between $37.67 and $38.48, an 8 - 10% as-reported increase over the previous year, or 7 - 10% on a normalized and constant currency basis. Total capital expenditures are expected to range between $3.792 and $4.292 billion. This includes non-recurring capital expenditures of between $3.520 and $4.000 billion, which now incorporate approximately $450 million of on-balance-sheet xScale-related spend, which we expect to be reimbursed later this year as we transfer assets into our U.S. joint venture. Recurring capital expenditures are expected to range between $272 and $292 million.
The U.S. dollar exchange rates used for 2025 guidance, taking into consideration the impact of our current foreign currency hedges, have been updated to $1.13 to the Euro, $1.29 to the British Pound, S$1.27 to the U.S. Dollar, ¥144 to the U.S. Dollar, A$1.52 to the U.S. Dollar, HK$7.85 to the U.S. Dollar, R$5.43 to the U.S. Dollar and C$1.36 to the U.S. Dollar. The Q2 2025 global revenue breakdown by currency for the Euro, British Pound, Singapore Dollar, Japanese Yen, Australian Dollar, Hong Kong Dollar, Brazilian Real and Canadian Dollar is 20%, 10%, 9%, 5%, 3%, 3%, 3% and 2%, respectively.
The adjusted EBITDA guidance is based on the revenue guidance less our expectations of cash cost of revenues and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance less our expectations of net interest expense, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, income tax expense, an income tax expense adjustment, recurring capital expenditures, other income or expense, adjustments for gain or loss on asset dispositions, and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items.
Q2 2025 Results Conference Call and Replay Information
Equinix will discuss its quarterly results for the period ended June 30, 2025, along with its future outlook, in its quarterly conference call on Wednesday, July 30, 2025, at 5:30 PM ET (2:30 PM PT). A simultaneous live webcast of the call will be available on the company’s Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.
A replay of the call will be available one hour after the call through Tuesday, September 30, 2025, by dialing 1-203-369-3128 and referencing the passcode 2025. In addition, the webcast will be available at www.equinix.com/investors (no password required).

Investor Presentation and Supplemental Financial Information
Equinix has made available on its website a presentation designed to accompany the discussion of Equinix’s results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.
Additional Resources
•Equinix Investor Relations Resources
About Equinix
Equinix, Inc. (Nasdaq: EQIX) shortens the path to boundless connectivity anywhere in the world. Its digital infrastructure, data center footprint and interconnected ecosystems empower innovations that enhance our work, life and planet. Equinix connects economies, countries, organizations and communities, delivering seamless digital experiences and cutting-edge AI—quickly, efficiently and everywhere.
Non-GAAP Financial Measures
Equinix provides all information required in accordance with generally accepted accounting principles (“GAAP”), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures to evaluate its operations.
Equinix provides normalized and constant currency growth rates, which are calculated to adjust for acquisitions, dispositions, integration costs, changes in accounting principles and foreign currency.
Equinix presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA represents net income excluding income tax expense, interest income, interest expense, other income or expense, gain or loss on debt extinguishment, depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs, and gain or loss on asset sales.
In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow, Equinix excludes certain items that it believes are not good indicators of Equinix’s current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges, transaction costs, and gain or loss on asset dispositions. Equinix excludes these items in order for its lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix’s operating performance and cash spending levels relative to its industry sector and competitors.
Equinix excludes depreciation expense, as these charges primarily relate to the initial construction costs of a data center and do not reflect its current or future cash spending levels to support its business. Its data centers are long-lived assets and have an economic life greater than 10 years. The construction costs of a data center do not recur with respect to such a data center, although Equinix may incur initial construction costs in future periods with respect to additional data centers, and future capital expenditures remain minor relative to the initial investment. This is a trend it expects to continue. In addition, depreciation is also based on the estimated useful lives of the data centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our data centers and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.
In addition, in presenting the non-GAAP financial measures, Equinix also excludes amortization expense related to acquired intangible assets. Amortization expense is significantly affected by the timing and magnitude of acquisitions, and these charges may vary in amount from period to period. We exclude amortization expense to facilitate a more meaningful evaluation of our current operating performance and comparisons to our prior periods. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs that Equinix also believes are not meaningful in evaluating Equinix’s current operations. Equinix excludes stock-based compensation expense, as it can vary significantly from period to period based on share price and the timing, size and nature of equity awards. As such, Equinix and many investors and analysts exclude stock-based compensation expense to compare its operating results with those of other companies. Equinix also excludes restructuring charges. Such charges include employee severance, facility closure costs, lease or other contract termination costs and advisory fees related to the realignment of our management structure, operations or products. Equinix also excludes impairment charges related to goodwill or long-lived assets. Equinix also excludes gain or loss on asset sales and other dispositions, as it represents profit or loss that is not meaningful in evaluating the current or future operating performance. Finally, Equinix excludes transaction costs from its non-GAAP financial measures to enhance comparability of the financial results to historical operations. The transaction costs relate to costs Equinix incurs in connection with business combinations and formation of joint ventures, including advisory, legal, accounting, valuation and other professional or consulting fees. Such charges generally are not relevant to assessing the long-term performance of Equinix. In addition, the frequency and amount of such charges vary significantly based on the size and timing of the transactions. Management believes items such as restructuring charges, impairment charges, transaction costs, and gain or loss on asset sales and other dispositions are non-core transactions; however, these types of costs may occur in future periods.
Equinix also presents funds from operations (“FFO”) and adjusted funds from operations (“AFFO”), both commonly used in the REIT industry, as supplemental performance measures. Additionally, Equinix presents AFFO per share, which is also commonly used in the REIT industry. AFFO per share offers investors and industry analysts a perspective of Equinix’s underlying operating performance when compared to other REIT companies. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss from the disposition of non-real estate assets, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax, and adjustments from FFO to AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges, gain or loss on asset sales, and other dispositions and transaction costs for the same reasons that they are excluded from the other non-GAAP financial measures mentioned above.
Equinix includes an adjustment for revenues from installation fees, since installation fees are deferred and recognized ratably over the period of contract term, although the fees are generally paid in a lump sum upon installation. Equinix includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. Equinix also includes an adjustment to contract costs incurred to obtain contracts, since contract costs are capitalized and amortized over the estimated period of benefit on a straight-line basis, although costs of obtaining contracts are generally incurred and paid during the period of obtaining the contracts. The adjustments for installation revenues, straight-line rent expense and contract costs are intended to isolate the cash activity included within the straight-lined or amortized results in the consolidated statement of operations. Equinix excludes the amortization of deferred financing costs and debt discounts and premiums, as these expenses relate to the initial costs incurred in connection with its debt financings that have no current or future cash obligations. Equinix excludes gain or loss on debt extinguishment, since it represents a cost that is not a good indicator of Equinix’s current or future operating performance. Equinix includes an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances and uncertain tax positions that do not relate to the current period’s operations. Equinix excludes recurring capital expenditures, which represent expenditures to extend the useful life of its IBX and xScale data centers or other assets that are required to support current revenues. Equinix also excludes net income or loss from discontinued operations, net of tax, which represents results that are not a good indicator of our current or future operating performance.
Equinix presents constant currency results of operations, which is a non-GAAP financial measure and is not meant to be considered in isolation or as an alternative to GAAP results of operations. However, Equinix has presented this non-GAAP financial measure to provide investors with an additional tool to evaluate its operating results without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Equinix’s business performance. To present this information, Equinix’s current and comparative period revenues and certain operating expenses denominated in currencies other than the U.S. dollar are converted into U.S. dollars at a consistent exchange rate for purposes of each result being compared.
Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Equinix presents such non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should, therefore, exercise caution when comparing non-GAAP financial measures used by us to similarly titled non-GAAP financial measures of other companies. Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income or loss from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks to our business and operating results related to the current inflationary environment; foreign currency exchange rate fluctuations; stock price fluctuations; increased costs to procure power and the general volatility in the global energy market; the challenges of building, and operating, IBX and xScale data centers, including related to sourcing suitable power and land, and any supply chain constraints or increased costs of supplies; the challenges of developing, deploying and delivering Equinix products and solutions; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to our taxation as a REIT; risks related to regulatory inquiries or litigation and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent and upcoming Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

EQUINIX, INC.
Condensed Consolidated Statements of Operations
(in millions, except share and per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Recurring revenues	$2,143	$2,087	$2,024	$4,230	$4,034
Non-recurring revenues	113	138	135	251	252
Revenues	2,256	2,225	2,159	4,481	4,286
Cost of revenues	1,084	1,084	1,082	2,168	2,173
Gross profit	1,172	1,141	1,077	2,313	2,113
Operating expenses:
Sales and marketing	221	229	219	450	445
General and administrative	451	438	437	889	881
Restructuring charges	2	10	—	12	—
Transaction costs	3	6	3	9	5
Impairment charges	1	—	—	1	—
(Gain) loss on asset sales	—	—	(18)	—	(18)
Total operating expenses	678	683	641	1,361	1,313
Income from operations	494	458	436	952	800
Interest and other income (expense):
Interest income	52	47	29	99	53
Interest expense	(135)	(122)	(110)	(257)	(214)
Other income (expense)	(7)	9	(7)	2	(13)
Gain (loss) on debt extinguishment	1	—	—	1	(1)
Total interest and other, net	(89)	(66)	(88)	(155)	(175)
Income before income taxes	405	392	348	797	625
Income tax expense	(38)	(49)	(47)	(87)	(93)
Net income from continuing operations	367	343	301	710	532
Net income	367	343	301	710	532
Net (income) loss attributable to non-controlling interests	1	—	—	1	—
Net income attributable to common stockholders	$368	$343	$301	$711	$532
Earnings (loss) per share ("EPS") attributable to common stockholders:
Basic EPS	$3.76	$3.52	$3.17	$7.28	$5.61
Diluted EPS	$3.75	$3.50	$3.16	$7.26	$5.59
Weighted-average shares for basic EPS (in thousands)	97,835	97,514	94,919	97,674	94,792
Weighted-average shares for diluted EPS (in thousands)	98,050	97,887	95,166	97,968	95,161

EQUINIX, INC.
Condensed Consolidated Balance Sheets
(in millions, except headcount)
(unaudited)

	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$3,660	$3,081
Short-term investments	872	527
Accounts receivable, net	1,137	949
Other current assets	881	890
Total current assets	6,550	5,447
Property, plant and equipment, net	21,207	19,249
Operating lease right-of-use assets	1,481	1,419
Goodwill	5,982	5,504
Intangible assets, net	1,389	1,417
Other assets	2,240	2,049
Total assets	$38,849	$35,085
Liabilities, Redeemable Non-Controlling Interest and Stockholders’ Equity
Accounts payable and accrued expenses	$1,213	$1,193
Accrued property, plant and equipment	378	387
Current portion of operating lease liabilities	158	144
Current portion of finance lease liabilities	211	189
Current portion of mortgage and loans payable	14	5
Current portion of senior notes	1,899	1,199
Other current liabilities	368	232
Total current liabilities	4,241	3,349
Operating lease liabilities, less current portion	1,378	1,331
Finance lease liabilities, less current portion	2,169	2,086
Mortgage and loans payable, less current portion	702	644
Senior notes, less current portion	15,320	13,363
Other liabilities	932	760
Total liabilities	24,742	21,533
Redeemable non-controlling interest	25	25
Common stockholders' equity:
Common stock	—	—
Additional paid-in capital	21,324	20,895
Treasury stock	(30)	(39)
Accumulated dividends	(11,271)	(10,342)
Accumulated other comprehensive loss	(1,399)	(1,735)
Retained earnings	5,460	4,749
Total common stockholders' equity	14,084	13,528
Non-controlling interests	(2)	(1)
Total stockholders' equity	14,082	13,527
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$38,849	$35,085

Ending headcount by geographic region is as follows:
Americas headcount	5,931	5,952
EMEA headcount	4,646	4,653
Asia-Pacific headcount	3,074	3,001
Total headcount	13,651	13,606

EQUINIX, INC.
Summary of Debt Principal Outstanding
(in millions)
(unaudited)

	June 30, 2025	December 31, 2024

Finance lease liabilities	$2,380	$2,275

Term loans	687	628
Mortgage payable and other loans payable	29	21
Total mortgage and loans payable principal	716	649

Senior notes	17,219	14,562
Plus: debt issuance costs and debt discounts	138	123
Total senior notes principal	17,357	14,685

Total debt principal outstanding	$20,453	$17,609

EQUINIX, INC.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended
	June 30, 2025	June 30, 2024
Cash flows from operating activities:
Net income	$710	$532
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	982	1,015
Stock-based compensation	240	226
Amortization of debt issuance costs and debt discounts	11	10
(Gain) loss on debt extinguishment	(1)	1
(Gain) loss on asset sales	—	(18)
Impairment charges	1	—
Other items	13	31
Changes in operating assets and liabilities:
Accounts receivable	(169)	(141)
Income taxes, net	(45)	3
Accounts payable and accrued expenses	(149)	4
Operating lease right-of-use assets	79	76
Operating lease liabilities	(71)	(65)
Other assets and liabilities	152	(164)
Net cash provided by operating activities	1,753	1,510
Cash flows from investing activities:
Purchases, sales, and distributions of equity investments, net	(44)	(36)
Purchases of short-term investments	(795)	—
Real estate acquisitions	(99)	(125)
Purchases of other property, plant and equipment	(1,739)	(1,355)
Proceeds from asset sales	—	247
Settlement of foreign currency hedges	50	—
Investment in loan receivable	(45)	(196)
Loan receivable upfront fee	—	4
Net cash used in investing activities	(2,854)	(1,461)
Cash flows from financing activities:
Proceeds from employee equity awards	50	48
Payment of dividend distributions	(928)	(817)
Proceeds from public offering of common stock, net of offering costs	99	—
Proceeds from senior notes, net of debt discounts	2,066	744
Repayment of finance lease liabilities	(72)	(66)
Repayment of mortgage and loans payable	(3)	(4)
Debt issuance costs	(15)	(8)
Net cash provided by (used in) financing activities	1,206	(103)
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	53	(46)
Net increase (decrease) in cash, cash equivalents, and restricted cash	158	(100)
Cash, cash equivalents and restricted cash at beginning of period	3,082	2,096
Cash, cash equivalents and restricted cash at end of period	$3,240	$1,996

		Six Months Ended
		June 30, 2025	June 30, 2024

Free cash flow (negative free cash flow) (1)		$(1,057)	$85

Adjusted free cash flow (adjusted negative free cash flow) (2)		$(776)	$210

(1)
We define free cash flow (negative free cash flow) as net cash provided by operating activities plus net cash used in investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

	Net cash provided by operating activities as presented above	$1,753	$1,510
	Net cash used in investing activities as presented above	(2,854)	(1,461)
	Purchases, sales and maturities of investments, net	44	36
	Free cash flow (negative free cash flow)	$(1,057)	$85

(2)
We define adjusted free cash flow (adjusted negative free cash flow) as free cash flow (negative free cash flow) as defined above, excluding any real estate and business acquisitions, net of cash and restricted cash acquired as presented below:

	Free cash flow (negative free cash flow) as defined above	$(1,057)	$85
	Less real estate acquisitions	99	125
	Adjusted free cash flow (adjusted negative free cash flow)	$(776)	$210

EQUINIX, INC.
Non-GAAP Measures and Other Supplemental Data
($ in millions, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Recurring revenues	$2,143	$2,087	$2,024	$4,230	$4,034
Non-recurring revenues	113	138	135	251	252
Revenues (1)	2,256	2,225	2,159	4,481	4,286

Cash cost of revenues (2)	707	727	716	1,434	1,430
Cash gross profit (3)	1,549	1,498	1,443	3,047	2,856

Cash operating expenses (4):
Cash sales and marketing expenses	146	160	144	306	298
Cash general and administrative expenses	274	271	263	545	530
Total cash operating expenses (4)	420	431	407	851	828

Adjusted EBITDA (5)	$1,129	$1,067	$1,036	$2,196	$2,028

Cash gross margins (6)	69%	67%	67%	68%	67%

Adjusted EBITDA margins (7)	50%	48%	48%	49%	47%

FFO (8)	$689	$647	$597	$1,336	$1,150

AFFO (9)(10)	$972	$947	$877	$1,919	$1,720

Basic FFO per share (11)	$7.04	$6.63	$6.29	$13.68	$12.13

Diluted FFO per share (11)	$7.03	$6.61	$6.27	$13.64	$12.08

Basic AFFO per share (11)	$9.94	$9.71	$9.24	$19.65	$18.14

Diluted AFFO per share (11)	$9.91	$9.67	$9.22	$19.59	$18.07

		Three Months Ended			Six Months Ended
		June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$654	$636	$624	$1,290	$1,231
	Interconnection	231	229	219	460	434
	Managed infrastructure	62	63	66	125	132
	Other	4	3	7	7	13
	Recurring revenues	951	931	916	1,882	1,810
	Non-recurring revenues	53	70	50	123	95
	Revenues	$1,004	$1,001	$966	$2,005	$1,905

	EMEA Revenues:

	Colocation	$572	$567	$543	$1,139	$1,092
	Interconnection	96	87	84	183	167
	Managed infrastructure	38	35	34	73	69
	Other	26	27	24	53	48
	Recurring revenues	732	716	685	1,448	1,376
	Non-recurring revenues	35	27	36	62	72
	Revenues	$767	$743	$721	$1,510	$1,448

	Asia-Pacific Revenues:

	Colocation	$359	$342	$333	$701	$667
	Interconnection	80	77	71	157	141
	Managed infrastructure	17	17	16	34	33
	Other	4	4	3	8	7
	Recurring revenues	460	440	423	900	848
	Non-recurring revenues	25	41	49	66	85
	Revenues	$485	$481	$472	$966	$933

	Worldwide Revenues:

	Colocation	$1,585	$1,545	$1,500	$3,130	$2,990
	Interconnection	407	393	374	800	742
	Managed infrastructure	117	115	116	232	234
	Other	34	34	34	68	68
	Recurring revenues	2,143	2,087	2,024	4,230	4,034
	Non-recurring revenues	113	138	135	251	252
	Revenues	$2,256	$2,225	$2,159	$4,481	$4,286

		Three Months Ended			Six Months Ended
		June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$1,084	$1,084	$1,082	$2,168	$2,173
	Depreciation, amortization and accretion expense	(361)	(343)	(351)	(704)	(715)
	Stock-based compensation expense	(16)	(14)	(15)	(30)	(28)
	Cash cost of revenues	$707	$727	$716	$1,434	$1,430

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below. We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below. We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or "cash SG&A".

	Sales and marketing expense	$221	$229	$219	$450	$445
	Depreciation and amortization expense	(50)	(47)	(50)	(97)	(101)
	Stock-based compensation expense	(25)	(22)	(25)	(47)	(46)
	Cash sales and marketing expense	$146	$160	$144	$306	$298
	General and administrative expense	$451	$438	$437	$889	$881
	Depreciation and amortization expense	(91)	(90)	(89)	(181)	(199)
	Stock-based compensation expense	(86)	(77)	(85)	(163)	(152)
	Cash general and administrative expenses	$274	$271	$263	$545	$530
	Cash operating expense	$420	$431	$407	$851	$828

(5)
We define adjusted EBITDA as net income excluding income tax expense or benefit, interest income, interest expense, other income or expense, gain or loss on debt extinguishment, depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs, and gain or loss on asset sales as presented below:

	Net income	$367	$343	$301	$710	$532
	Income tax expense (benefit)	38	49	47	87	93
	Interest income	(52)	(47)	(29)	(99)	(53)
	Interest expense	135	122	110	257	214
	Other (income) expense	7	(9)	7	(2)	13
	(Gain) loss on debt extinguishment	(1)	—	—	(1)	1
	Depreciation, amortization and accretion expense	502	480	490	982	1,015
	Stock-based compensation expense	127	113	125	240	226
	Restructuring charges	2	10	—	12	—
	Impairment charges	1	—	—	1	—

		Three Months Ended			Six Months Ended
		June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
	Transaction costs	3	6	3	9	5
	(Gain) loss on asset sales	—	—	(18)	—	(18)
	Adjusted EBITDA	$1,129	$1,067	$1,036	$2,196	$2,028
	Americas	466	443	451	909	860
	EMEA	399	365	324	764	652
	Asia-Pacific	264	259	261	523	516
	Adjusted EBITDA	$1,129	$1,067	$1,036	$2,196	$2,028

(6)	We define cash gross margins as cash gross profit divided by revenues.

(7)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

(8)	FFO is defined as net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

	Net income	$367	$343	$301	$710	$532
	Net (income) loss attributable to non-controlling interests	1	—	—	1	—
	Net loss attributable to common stockholders	368	343	301	711	532
	Adjustments:
	Real estate depreciation	312	297	306	609	622
	(Gain) loss on disposition of real estate assets	1	—	(16)	1	(16)
	Adjustments for FFO from unconsolidated joint ventures	8	7	6	15	12
	FFO attributable to common stockholders	$689	$647	$597	$1,336	$1,150

(9)	AFFO is defined as FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss from the disposition of non-real estate assets, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax, and adjustments from FFO to AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

	FFO attributable to common stockholders	$689	$647	$597	$1,336	$1,150
	Adjustments:
	Installation revenue adjustment	8	2	—	10	(2)
	Straight-line rent expense adjustment	5	3	5	8	11
	Contract cost adjustment	(10)	(7)	(2)	(17)	(10)
	Amortization of deferred financing costs and debt discounts	6	5	5	11	10

		Three Months Ended			Six Months Ended
		June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
	Stock-based compensation expense	127	113	125	240	226
	Stock-based charitable contributions	3	—	3	3	3
	Non-real estate depreciation expense	137	134	132	271	290
	(Gain) loss on disposition of non-real estate assets	—	2	—	2	—
	Amortization expense	50	48	51	98	103
	Accretion expense adjustment	3	1	1	4	—
	Recurring capital expenditures	(55)	(26)	(45)	(81)	(66)
	(Gain) loss on debt extinguishment	(1)	—	—	(1)	1
	Restructuring charges	2	10	—	12	—
	Transaction costs	3	6	3	9	5
	Impairment charges	1	—	—	1	—
	Income tax expense adjustment	4	6	4	10	4
	Adjustments for AFFO from unconsolidated joint ventures	—	3	(2)	3	(5)
	AFFO attributable to common stockholders	$972	$947	$877	$1,919	$1,720

(10)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$1,129	$1,067	$1,036	$2,196	$2,028
	Adjustments:
	Interest expense, net of interest income	(83)	(75)	(81)	(158)	(161)
	Amortization of deferred financing costs and debt discounts	6	5	5	11	10
	Income tax expense	(38)	(49)	(47)	(87)	(93)
	Income tax expense adjustment	4	6	4	10	4
	Straight-line rent expense adjustment	5	3	5	8	11
	Stock-based charitable contributions	3	—	3	3	3
	Contract cost adjustment	(10)	(7)	(2)	(17)	(10)
	Installation revenue adjustment	8	2	—	10	(2)
	Recurring capital expenditures	(55)	(26)	(45)	(81)	(66)
	Other income (expense)	(7)	9	(7)	2	(13)
	Adjustments for (gain) loss on asset dispositions	1	2	2	3	2
	Adjustments for unconsolidated JVs' and non-controlling interests	9	10	4	19	7
	AFFO attributable to common stockholders	$972	$947	$877	$1,919	$1,720

(11)	The shares used in the computation of basic and diluted FFO and AFFO per share attributable to common stockholders is presented below:

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Shares used in computing basic net income per share, FFO per share and AFFO per share (in thousands)	97,835	97,514	94,919	97,674	94,792
Effect of dilutive securities:
Employee equity awards (in thousands)	215	373	247	294	369
Shares used in computing diluted net income per share, FFO per share and AFFO per share (in thousands)	98,050	97,887	95,166	97,968	95,161

Basic FFO per share	$7.04	$6.63	$6.29	$13.68	$12.13
Diluted FFO per share	$7.03	$6.61	$6.27	$13.64	$12.08

Basic AFFO per share	$9.94	$9.71	$9.24	$19.65	$18.14
Diluted AFFO per share	$9.91	$9.67	$9.22	$19.59	$18.07